SECOND AMENDMENT OF LEASE
THIS SECOND AMENDMENT OF LEASE (this “Amendment”) is made as of the 1st day of May, 2019, by 100 Discovery Park DE, LLC, a Delaware limited liability company (as successor in interest to TBCI, LLC, as Trustee of 100 Discovery Park Realty Trust) (“Landlord”), and Genocea Biosciences, Inc., a Delaware corporation (“Tenant”).
Recitals
A.    Landlord and Tenant are parties to a Lease dated as of July 3, 2012, as amended by that First Amendment of Lease dated May 16, 2016 (as amended, the “Lease”) pursuant to which Landlord has leased to Tenant 23,666 leasable square feet of space on the fifth floor and a portion of the ground floor (the “Existing Premises”) of the building located at and commonly known as Building 100, Cambridge Discovery Park, Cambridge, Massachusetts. All capitalized terms used in this Amendment which are defined in the Lease and not otherwise defined in this Amendment shall have the meanings given in the Lease.
B.    Landlord and Tenant desire to amend the Lease to: (i) extend the Lease Term for five (5) years beyond February 29, 2020, to February 28, 2025; (ii) expand the Existing Premises by providing for the addition of an agreed upon 22,442 leasable square feet of space, as depicted on Exhibit C hereto (the “Expansion Premises”), as of the Expansion Date (as defined below); and (iii) make certain other changes to the Lease, on and subject to the terms and conditions set forth below.
Statement of Amendment
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Extension of Term. The term of the Lease is extended for five (5) years beyond February 29, 2020 (“Extension Date”) to February 28, 2025.
2.    Expansion of Existing Premises. The Expansion Premises shall be added to the Existing Premises as of the date that Landlord delivers possession of the Expansion Premises to Tenant free of all tenants or other occupants and otherwise in the condition set forth in Section 3 of this Amendment (the “Expansion Date”), which date is anticipated to occur on March 1, 2020. All terms and provisions of the Lease, as amended hereby, shall apply to Tenant’s leasing of the Expansion Premises from and after the Expansion Date. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to deliver the Expansion Premises to Tenant in the condition required by the prior sentence on or before the date that is ninety (90) days after the existing tenant of the Expansion Premises vacates the Expansion Premises and the lease between Landlord and such tenant with respect to the Expansion Premises has been terminated. Notwithstanding the foregoing, if (a) Landlord is unable to deliver possession of the Expansion Premises to Tenant in such condition on or before June 1, 2020, or (b) the Smithsonian institution Astrophysical Observatory (“Smithsonian”) exercises its right of first offer to lease the Expansion Premises, which Landlord agrees to offer to Smithsonian within ten (10) days after the date hereof,

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and which, under the terms of its lease with Landlord, Smithsonian is required to exercise in writing within ten (10) business days after its receipt of Landlord’s offer and if not timely exercised is deemed waived, the Expansion Premises shall not be added to the Existing Premises and the terms of this Amendment related to the Expansion Premises shall be null and void and have no further force or effect (the “Expansion Rescission”). Landlord shall notify Tenant in writing within two (2) business days after Smithsonian exercises or waives (or is deemed to have waived) its right of first offer.
3.    Condition of Expansion Premises. Tenant hereby acknowledges and agrees that, with the exception of Landlord’s obligation to deliver the Expansion Premises to Tenant on the Expansion Date in compliance with all applicable Legal Requirements, with ail base building systems serving the Expansion Premises in good working order and condition and with the windows watertight, decommissioned in compliance with applicable Legal Requirement, so as to clean and remove any biomedical material or waste or any other Hazardous Materials handled by the previous tenant, and otherwise in so-called “broom clean condition” free of all tenants, occupants and personal property and the trade fixtures of the prior tenant of the Expansion Premises, (a) the Expansion Premises are being leased by Tenant in their condition as of the Expansion Date, “as-is,” without representation or warranty by Landlord, and (b) Landlord will not have any obligation to make any alterations or improvements to the Expansion Premises.
4.    Expansion Termination Option. Tenant shall have the one time right to elect to terminate the Lease with respect to the Expansion Premises (the “Expansion Termination Option”) by written notice to Landlord on or before July 31, 2019. Upon timely exercise of the Expansion Termination Option in accordance with this Section, then the Expansion Premises shall not be added to the Existing Premises on the Expansion Date, and the terms of this Amendment related to the Expansion Premises shall be null and void and have no further force or effect. If Tenant fails to exercise the Expansion Termination Option strictly in accordance with this Section, then the Expansion Termination Option shall automatically lapse and Tenant shall have no further right to terminate the Lease with respect to the Expansion Premises.
5.    Tenant’s Building Share and Tenant’s Project Share. Provided that neither the Expansion Rescission occurred nor is the Expansion Termination Option exercised in accordance with this Amendment, as of the Expansion Date, Tenant’s Building Share shall be 35.85% (46,108/128,601) and Tenant’s Project Share shall be 13.95% (46,108/330,457).
6.    Security Deposit. Provided that Tenant does not exercise the Expansion Termination Option and the Expansion Rescission has not yet occurred, Tenant shall deposit on or before August 1, 2019, an additional $315,546.68 (the “Additional Security Deposit”) with the Landlord as an additional security deposit for the Expansion Premises in the form of cash or letter of credit, to be held in accordance with Section 2.5 of the Lease. Additionally, in the event that the Expansion Rescission thereafter occurs, Landlord shall promptly return the Additional Security Deposit to Tenant no later than thirty (30) days immediately following the Expansion Rescission.
7.    Specific Amendments of Lease. In furtherance of the above provisions of this Amendment, the Lease is amended as follows, as of the date of this Amendment, unless otherwise expressly stated:

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a.	Item 5. Item 5 of the Summary of Basic Terms of the Lease is deleted in its entirety and replaced with the following:
“5. Lease Term: From March 1, 2014 through February 28, 2025.”

b.	Item 8. Effective as of the Extension Date, Item 8 of the Summary of Basic Terms of the Lease is deleted in its entirety and replaced with the following:
“Tenant’s Parking Allocation” means 1.5 parking spaces per 1,000 leasable square feet of the Premises, which spaces shall be allocated and available to Tenant throughout the Lease Term in Parking Garage A.

c.	Item 9. Item 9 of the Summary of Basic Terms of the Lease is amended by adding the following at the end of the chart showing Base Rent:
“Base Rent for the Existing Premises (23,666 s.f.)

PERIOD	ANNUAL RATE	MONTHLY RATE	PSF RATE
March 1, 2020 - February 28, 2021	$1,443,626.00	$120,302.17	$61.00
March 1, 2021 - February 28, 2022	$1,479,834.98	$123,319.58	$62.53
March 1, 2022 - February 28, 2023	$1,516,753.94	$126,396.16	$64.09
March 1, 2023 - February 29, 2024	$1,554,619.54	$129,551.63	$65.69
March 1, 2024 - February 28, 2025	$1,593,431.78	$132,785.98	$67.33”

d.	Definitions. The definition of “Lease Term” in Article I of the Lease is deleted in its entirety and the following is respectively substituted in place thereof:
“Lease Term” means the period beginning at 12:01 a.m. on March 1, 2014 and ending at 11:59 p.m. on February 28, 2025.”

e.	Lease Term. Section 2.4 of the Lease is deleted in its entirety and replaced with the following:
“Section 2.4. Lease Term: The Lease Term shall commence at 12:01 A.M. on March 1, 2014 and shall end at 11:59 P.M. on February 28, 2025.”
8.    Additional Specific Amendments of Lease if neither the Expansion Rescission occurs nor the Expansion Termination Option is exercised. In furtherance of the above provisions of this Amendment and provided that neither the Expansion Rescission occurred nor is the Expansion Termination Option exercised in accordance with this Amendment, the Lease is amended as follows as of the Expansion Date:

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a.	Item 3A. Item 3A of the Summary of Basic Terms of the Lease is deleted in its entirety and replaced with the following:
“3A. Premises: All of the leasable space on the fifth floor (the “Existing Premises”) and the sixth floor (the “Expansion Premises”) of the Building, as depicted on Exhibit C, and storage rooms on the first floor of the Building, as depicted on Exhibit C-1. The Building and the Other Buildings which are currently part of the Project are depicted on Exhibit B.

b.	Item 3D. Item 3D of the Summary of Basic Terms of the Lease is deleted in its entirety and replaced with the following:
“3D. Leasable Square Footage of the Premises (which includes a proportionate share of the Floor Area of the Common Areas of the Building, as provided for in this Lease): An agreed upon 46,108 leasable square feet.”

c.	Item 7. Item 7 of the Summary of Basic Terms of the Lease is deleted in its entirety and replaced with the following:
“7. “Security Deposit”: $631,093.36, in the form of cash or letter of credit.”

d.	Item 9. Item 9 of the Summary of Basic Terms of the Lease is amended by adding the following at the end thereof:
“Base Rent for the Expansion Premises (22.442 s.f.)

PERIOD	ANNUAL RATE	MONTHLY RATE	PSF RATE
Expansion Date - February 28, 2021	$1,368,962.00	$114,080.17	$61.00
March 1,2021 - February 28, 2022	$1,403,298.26	$116,941.52	$62.53
March 1, 2022 - February 28, 2023	$1,438,307.78	$119,858.98	$64.09
March 1, 2023 - February 29, 2024	$1,474,214.98	$122,851.25	$65.69
March 1, 2024 - February 28, 2025	$1,511,019.86	$125,918.32	$67.33”

e.	Exhibit C and Exhibit C-1. Exhibit C and Exhibit C-1 to the Lease are deleted and Exhibit C and Exhibit C-1 attached to this Amendment are substituted in place thereof.
9.    Allowance. Landlord will provide an amount up to $25.00 per leasable square foot of the Existing Premises and the Expansion Premises (provided neither the Expansion Rescission occurs nor the Expansion Termination Option is exercised) (the “Additional Allowance”) to or for the benefit of Tenant to pay or reimburse Tenant for costs of designing and constructing alterations and improvements to either the Existing Premises and/or the Expansion Premises (provided neither the Expansion Rescission occurs nor the Expansion Termination Option is exercised), including permits, architectural and engineering costs (but excluding costs for Tenant’s equipment, furniture, trade fixtures and personal property) performed by or on behalf of Tenant from and after the date

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of this Amendment (the “Additional Tenant Improvements”). The Additional Allowance shall be $1,152,700 ($25.00 X 46,108), provided, however; that (i) if either the Expansion Rescission occurs or the Expansion Termination Option is exercised, the Additional Allowance shall be $591,650.00 ($25.00 X 23,666), and (ii) until the Expansion Date occurs, the Additional Allowance shall not exceed $591,650.00 ($25.00 X 23,666). Tenant shall have the right to allocate the Additional Allowance to either the Expansion Premises (provided neither the Expansion Rescission occurs nor the Expansion Termination Option is exercised) or the Existing Premises, or both. Tenant’s construction of the Additional Tenant improvements will be performed by contractors approved by Landlord, and pursuant to plans and specifications approved by Landlord in accordance with and otherwise, subject to the provisions of Section 7.5 of the Lease; provided, also, that within thirty (30) days of being invoiced therefor, Tenant will reimburse Landlord for the costs incurred by Landlord to review, inspect and/or approve, as applicable, any such plans or specifications or construction. Disbursement of the Additional Allowance to or at the direction of Tenant shall be conditioned on the subject Additional Tenant Improvements having been performed in accordance with the provisions of this Amendment and the Lease, and shall be subject to Landlord’s receipt of a request for payment in form and with backup reasonably satisfactory to Landlord, including but not limited to such certifications, lien waivers and other documents from Tenant, Tenant’s contractor and Tenant’s architect as Landlord may reasonably require. Landlord may inspect the subject Additional Tenant Improvements as a condition to making any requested disbursement of the Additional Allowance to confirm the status of such Additional Tenant improvements and that such Additional Tenant Improvements have been performed in accordance with the provisions of this Amendment and the Lease, in the event that the cost of any such Additional Tenant Improvements exceeds the amount of the Additional Allowance, Tenant shall be entirely responsible for such excess. Any portion of the Additional Allowance for which Tenant has not qualified for disbursement within twelve (12) months after the first to occur of (i) the Expansion Rescission, or (ii) the Expansion Date for work related to the Expansion Premises, shall be forfeited by Tenant.
10.    Extension Option.
(a)    Extension Term. Provided that (i) an Event of Default does not exist as of the commencement of the Extension Term (as defined below) or as of the date of Landlord’s receipt of the Extension Notice (as defined below), (ii) neither the Expansion Rescission occurred nor the Expansion Termination Option is exercised in accordance with this Amendment and (iii) Tenant has not assigned the Lease (excluding an assignment to a Permitted Transferee) or subleased more than fifty percent (50%) of the Premises (excluding a sublease to a Permitted Transferee), Tenant shall have the right to extend the Lease Term for one (1) period of five (5) years (the “Extension Term”) by giving Landlord written notice of extension (the “Extension Notice”), which notice must be received by Landlord not earlier than 18 months, nor later than 12 months, prior to the then-expiration date of the Lease Term, if such extension becomes effective, the Lease Term shall be automatically extended upon the same terms and conditions as are applicable to the current Lease Term, except that (x) Base Rent for the Extension Term shall be as set forth in subsection (b) below, and (y) there shall be no further right to extend or renew the Lease Term beyond the Extension Term. The right of extension provided under this section is personal to Genocea Biosciences, Inc. (or any of its Permitted Transferees) and is not exercisable by any subtenant or assignee permitted under this Lease.

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(b)    Base Rent for Extension Term.
(i)    The Base Rent per square foot for the Extension Term will be the then fair market rent per square foot for the Premises (the “Market Rent”), determined in accordance with this subsection (b); provided, that, in no event shall the Base Rent for the Extension Term be less than the Base Rent in effect during the twelve (12) months immediately preceding the Extension Term. For a period of thirty (30) days after Tenant gives to Landlord the Extension Notice (such period being called the “Negotiation Period”‘). Landlord and Tenant shall negotiate in good faith to attempt to agree upon the Market Rent, and, in the course of such negotiations, each party may from time to time submit modified proposals to the other. If the parties agree upon the Market Rent prior to the determination of the arbitrator pursuant to subsection (b)(ii) below, whether such agreement is reached during or after the Negotiation Period, the Market Rent shall be as so agreed.
(ii)    If the parties are unable to agree upon the Market Rent within the Negotiation Period, then each party shall, upon selection of an arbitrator pursuant to subsection (b)(iii) below, simultaneously submit to the arbitrator for binding arbitration a proposal as to the Market Rent. The Market Rent shall be determined as of the commencement of the Extension Term at the then current arms- length negotiated base rents being charged for comparable space in comparable buildings located in the market area of the Building, taking into consideration all relevant factors. The Market Rent may include escalations at various points during the Extension Term. The arbitrator shall not have the right to modify any provision of the Lease except Base Rent. Within thirty (30) days after both parties have submitted such proposals to the arbitrator, the arbitrator shall select one of the proposals as more closely approximating the Market Rent appropriate for the Extension Term, and, unless the parties have then agreed upon the Market Rent, the proposed Market Rent set forth in such proposal selected by the arbitrator shall be deemed to be the Market Rent.
(iii)    if the parties are unable to agree upon the Market Rent within the Negotiation Period, then the parties shall, within fifteen (15) days after the end of the Negotiation Period (such fifteen (15) day period being herein called the “Selection Period”), attempt to agree upon an arbitrator to whom to submit the determination of Market Rent for binding arbitration pursuant to subsection (b)(ii) above, if the parties are unable to agree upon an arbitrator within the Selection Period, then, at the end of the Selection Period, each party shall select an arbitrator and, within fifteen (15) days after the end of the Selection Period, the arbitrators shall agree upon an arbitrator to whom the determination of Market Rent shall be submitted for binding arbitration pursuant to subsection (b)(ii) above. If such arbitrators are unable to agree promptly upon an arbitrator, an arbitrator shall be selected by the American Arbitration Association. Any arbitrator selected by either party, by the arbitrators selected by the parties or by the American Arbitration Association shall be independent of both parties and shall have such experience, either as a licensed real estate broker or as an appraiser for at least ten years in the market area of the Building, Massachusetts, as would qualify such arbitrator as an expert with respect to leasing terms in the market area of the Building. Such arbitrator shall make the determination required pursuant to subsection (b)(ii) within thirty (30) days after selection. The parties shall share equally the fees and expenses of the arbitrator to whom the determination of Market Rent is submitted. Landlord and Tenant shall each pay the fee of the arbitrator selected by it.

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11.    Brokers. Each of Landlord and Tenant represents to the other that it has not dealt with any person in connection with this Amendment other than officers or employees of Landlord and Jones Lang LaSalle. Tenant shall indemnify and save Landlord harmless from and against all claims, liabilities, costs and expenses incurred as a result of any breach of the foregoing representation by Tenant. Landlord shall indemnify and save Tenant harmless from and against all claims, liabilities, costs and expenses incurred as a result of any breach of the foregoing representation by Landlord. Landlord shall be solely responsible for the brokerage commission owing to Jones Lang LaSalle in connection with this Amendment in accordance with a separate agreement.
12.    Inconsistencies: Continuing Effect of Lease. To the extent that the provisions of this Amendment are inconsistent with the provisions of the Lease, the provisions of this Amendment will control and the Lease will be deemed to be amended hereby. Except as amended by this Amendment, the provisions of the Lease remain in full force and effect.
13.    Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which will be an original, but all of which, taken together, will constitute one and the same Amendment.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.
LANDLORD:
100 DISCOVERY PARK DE, LLC

By: /s/ Robert A. Schlager
Name: Robert A. Schlager
Title: Vice President

TENANT:
GENOCEA BIOSCIENCES, INC.

By: /s/ Derek Meisner
Name: Derek Meisner
Title: SVP, General Counsel

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EXHIBIT C
BUILDING FLOOR PLAN (FIFTH FLOOR)

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EXHIBIT C CONT’D.
BUILDING FLOOR PLAN (SIXTH FLOOR)

EXHIBIT C-1
BUILDING FLOOR PLAN (FIRST FLOOR)

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